Exhibit 5.1

HART & HART, LLC

ATTORNEYS AT LAW

1624 Washington Street

Denver, CO 80203

William T. Hart, P.C. Will Hart		Email: harttrinen@aol.com Facsimile: (303) 839-5414

(303) 839-0061

January 27, 2015

Synergy Resources Corporation

20203 Highway 60

Platteville, CO 80651

This letter will constitute our opinion upon the legality of the sale by Synergy Resources Corporation, a Colorado corporation (“Synergy”), of up to 18,613,952 shares of common stock, all as referred to in the Registration Statements on Form S-3 (File Nos. 333-186726 and 333-201732) filed with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of Synergy, the applicable laws of the State of Colorado, and copies of the Registration Statements. In our opinion the 18,613,952 shares of common stock mentioned above have been legally issued and these shares represent fully paid and non-assessable shares of Synergy’s common stock.

Very truly yours,

HART & HART, LLC

/s/ William T. Hart

William T. Hart